Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contact:	Investor Contact:
Mary Camarata	Marshall Mohr
Adaptec, Inc.	Adaptec, Inc.
408-957-1630	408-957-6773
mary_camarata@adaptec.com	marshall_mohr@adaptec.com

ADAPTEC UPDATES THIRD AND FOURTH QUARTER
FY 2005 FINANCIAL GUIDANCE

MILPITAS, Calif. – January 20, 2005 – Adaptec, Inc. (NASDAQ: ADPT), a global leader in storage solutions, today announced that it expects revenue of approximately $126.5 million and non-Generally Accepted Accounting Principles (GAAP) net loss of approximately $0.03 per share for the third quarter of fiscal year 2005.  In addition, the Company revised its expectations for its fourth fiscal quarter, estimating revenue in the range of $127 million to $131 million, and non-GAAP earnings per share in the range of $0.00 to $0.01.  These results are lower than the ranges projected in the Company’s conference call on October 28, 2004.  Adaptec expects a net income (loss) per share on a GAAP basis of approximately $0.16 to $0.18 for the third quarter and $(0.04) to $(0.06) for the fourth quarter of fiscal 2005. Non-GAAP earnings per share differ from GAAP in that it excludes the effects of certain one time tax events, acquisition-related charges and restructuring charges. A reconciliation of GAAP to non-GAAP is included at the end of this release.

The Company attributed its lower revenue projections to lower than expected channel sell-through, partially offset by higher OEM demand. The revenue expectation for the third quarter of $126.5 million excludes approximately $4.6 million of products that were shipped prior to December 31, 2004, but were deferred due to lower channel sell-through and the resulting channel inventory levels. The lower channel revenue, coupled with a higher proportion of OEM revenue and greater start-up costs associated with new storage products, are expected to reduce gross margins and operating margins below the Company’s original expectations.

Adaptec noted that the financial statements for its third quarter of its fiscal year 2005 have not been completed. The operating results described in this release are based on management’s best estimates and remain subject to changes and refinement that could occur during the quarter-end close process.

Adaptec will announce its final third quarter financial and operating results on January 27, 2005. In addition, the Company will provide additional information and commentary regarding the Company’s financial and operating results during its regularly scheduled quarterly conference call on January 27 at 1:45 p.m. PST. This call will be webcast and can be accessed via Adaptec’s web site at www.adaptec.com/investor. To participate in the teleconference, dial (706) 679-0658 with ID# 2216031 approximately 10 minutes prior to the call.

A replay will be available following conclusion of the call on Adaptec’s Investor Relations web site or for one week at the following numbers: (800) 642-1687 (domestic) or (706) 645-9291 (international) with ID#2216031.

Non-GAAP Financial Measurements

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use non-GAAP measures of operating results, net income/(loss) and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting of future periods. The non-GAAP information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events or the future performance of Adaptec including, but not limited to, statements of our anticipated financial and operating results for the third and fourth quarters of our fiscal year ending March 31, 2005. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: difficulty in forecasting the volume and timing of customer orders; reduced demand in the server, network storage and desktop computer markets; our target markets’ failure to accept, or delay in accepting, network storage and other advanced storage solutions, including our SAS, SATA and iSCSI lines of products; decline in consumer acceptance of our current products; the timing and volume of orders by OEM customers for storage products; our ability to control and manage costs associated with the delivery of new products; and the adverse effects of the intense competition we face in our business.  For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update any forward looking information that is included in this release.

About Adaptec

Adaptec Inc. (NASDAQ:ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems to leading OEM and distribution channel partners. Adaptec solutions are in use by enterprises, ISPs, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member.

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Adaptec, Inc.

Reconciliation from Diluted GAAP Net Income (Loss) per Share to Non-GAAP Net Income (Loss) per Share

(unaudited)

	Expected Results for the Three-Month Period Ended December 31, 2004	Forecast Guidance for the Three-Month Period Ended March 31, 2005

GAAP -diluted net income (loss) per share	$0.16 - 0.18	$(0.04) - (0.06)
Items excluded from GAAP
Acquisition-related charges	0.07	0.05 - 0.06
Restructuring charges	0.02	—
Other charges - gain on sale of long-lived assets	(0.02)	—
Interest and Other Income - legal settlement	0.00	—
Reversal of certain liabilities for tax contingencies	(0.19) - (0.21)	—
Incremental income taxes associated with certain non-GAAP adjustments.	(0.10)	(0.01) - 0.01
Adjustment for dilutive impact of interest expense on convertible notes	0.03	—
Non-GAAP - diluted net income (loss) per share	$(0.03)	$0.00 - 0.01